UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2008

Avery Dennison Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7685	95-1492269
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

150 North Orange Grove Boulevard, Pasadena, California		91103
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-304-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 8, 2008, Avery Dennison Office Products Company ("ADOPC"), a wholly-owned subsidiary of Avery Dennison Corporation (the "Company"), entered into a credit agreement for a term loan credit facility ("Credit Facility") with fourteen domestic and foreign banks (the "Lenders") for a total commitment of $400 million, maturing February 8, 2011. ADOPC’s payment and performance under the agreement are guaranteed by the Company. Financing available under the Credit Facility is permitted to be used for working capital and other general corporate purposes, including acquisitions. The Credit Facility typically bears interest at an annual rate of, at ADOPC’s option, either (i) between LIBOR plus 0.300% and LIBOR plus 0.850%, depending on the Company’s debt ratings by either S&P or Moody’s, or (ii) the higher of (A) the federal funds rate plus 0.50% or (B) the prime rate. The Company used the Credit Facility to pay down commercial paper previously issued to fund the acquisition of Paxar Corporation, described in Note 2, "Acquisitions," to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 29, 2007. The Credit Facility is subject to customary financial covenants, including a leverage ratio and an interest coverage ratio.

Item 1.02 Termination of a Material Definitive Agreement.

Effective as of February 13, 2008, the Company is terminating its bridge revolving credit agreement, dated June 13, 2007, with five domestic and foreign banks.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the entry into the Credit Facility referenced under Item 1.01 above, the Company incurred borrowings of approximately $400 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avery Dennison Corporation

February 8, 2008	By:	/s/ Daniel R. O'Bryant

Name: Daniel R. O'Bryant
Title: Executive Vice President, Finance, and Chief Financial Officer (Principal Financial Officer)